Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

Form	Registration Statement No.	Purpose
S-3	333-277061	Shelf Registration Statement
S-8	333-131503	Various benefit plans of Texas Capital Bancshares, Inc.
S-8	333-166954	2010 Long-Term Incentive Plan of Texas Capital Bancshares, Inc.
S-8	333-204357	2015 Long-Term Incentive Plan of Texas Capital Bancshares, Inc.
S-8	333-264385	2022 Long-Term Incentive Plan of Texas Capital Bancshares, Inc.
of our reports dated February 11, 2025, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc. (the Company) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report (Form 10-K) of the Company for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Dallas, TX
February 11, 2025